Exhibit 21.1

List of Subsidiaries of

Intrusion Inc.

Name of Subsidiary	Jurisdiction	Name under which doing business

Intrusion.com GmbH*	Germany	Intrusion Inc.

* 100% owned subsidiary of Intrusion Inc.